Chief Financial Officer
(650) 340-1888                                                                                 FOR IMMEDIATE RELEASE

AEROCENTURY CORP. REPORTS FIRST QUARTER 2009 RESULTS

(BURLINGAME, CA), May 7, 2009 — AeroCentury Corp. (NYSE Amex: ACY), an independent aircraft leasing company, today reported its preliminary, unaudited operating results for the first quarter ended March 31, 2009.

For the quarter ended March 31, 2009, the Company reported total revenues of $8.0 million compared with total revenues of $7.8 million for the same period a year ago.

The Company reported net income of $1,238,000 or $0.80 per diluted share for the first quarter of 2009, compared to net income of $296,000 or $0.18 per diluted share for the first quarter of 2008.

Operating lease revenue was approximately $0.6 million greater in the three months ended March 31, 2009 compared to the same period in 2008, primarily because of a $0.8 million increase in lease revenue from additional aircraft purchased during 2008, re-leases of two of the Company’s aircraft that were off lease for part of the first quarter of 2008, and re-leases of several of the Company’s aircraft during 2008 at increased rental rates.  The effect of these increases was partially offset by a decrease of $0.2 million in revenue related to aircraft that were off lease for all or part of the 2009 period.

Maintenance reserves revenue is comprised of non-refundable reserves and is earned based on lessee aircraft usage.  Maintenance reserves revenue was approximately $0.2 million lower in the three months ended March 31, 2009, compared to the three months ended March 31, 2008 primarily as a result of lower average usage of aircraft by some the Company’s lessees and because there were more aircraft off lease in the 2009 period compared to the 2008 period.

Other income was approximately $0.2 million lower in the three months ended March 31, 2009 compared to the same period in 2008, principally because the 2008 period included $150,000 of compensation paid by a lessee for canceling a potential re-lease transaction.

Total expenses were approximately $1.2 million lower in the three months ended March 31, 2009 as compared to the same period in 2008.

Depreciation was approximately $0.2 million higher in the three months ended March 31, 2009 compared to the 2008 period as a result of aircraft purchases in 2008.

Maintenance expense was approximately $0.9 million lower in the three months ended March 31, 2009 compared to the same period in 2008 primarily due to lower total lessee reserves claims.

Interest expense was approximately $0.7 million lower in the three months ended March 31, 2009 as compared to the same period in 2008, as a result of a $0.1 million gain in fair value of the Company’s interest rate swap in the 2009 period versus a loss of $0.5 million in the 2008 period and a decrease of $0.6 million in senior debt interest as a result of lower average interest rates.  The aggregate effect of these decreases was partially offset by $0.1 million greater interest from higher average senior and subordinated debt balances, $0.2 million greater fee amortization related to an increased subordinated debt balance and $0.2 million more of net settlement interest related to the Company’s interest rate swap.

The Company records non-income based sales, use, value-added and franchise taxes as other tax expense.  Such expenses were approximately $0.1 million greater in the three months ended March 31, 2009 compared to the same period in 2008 primarily due to adjustments in 2008 to previous estimates.  Such adjustments resulted in negative other tax expense for the three months ended March 31, 2008.

AeroCentury is an aircraft operating lessor and finance company specializing in leasing regional aircraft and engines utilizing triple net leases. The Company’s aircraft and engines are on lease to regional airlines and commercial users worldwide.

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AeroCentury Corp.
Selected Financial Information
(Unaudited)
 (in thousands, except share and per share data)

	For the Three Months Ended March 31,
	2009	2008
Revenues and other income:

Operating lease revenue	$6,469	$5,894
Maintenance reserves income	1,568	1,750
Other income	6	179

	8,043	7,823
Expenses:

Depreciation	1,908	1,707
Maintenance costs	1,505	2,381
Interest	1,410	2,129
Management fees	927	883
Professional fees and other	350	357
Other taxes	57	(80)

	6,157	7,377

Income before income tax provision	1,886	446

Income tax provision	648	150

Net income	$1,238	$296

Earnings per share:
Basic	$0.80	$0.19
Diluted	$0.80	$0.18
Weighted average shares used in earnings per share computations:
Basic	1,543,257	1,543,257
Diluted	1,543,257	1,624,017

Summary Balance Sheet:	March 31, 2009	December 31, 2008	March 31, 2008
	(Unaudited)	(Audited)	(Unaudited)

Total assets	$129,787	$131,733	$127,645
Total liabilities	$93,714	$96,898	$95,210
Shareholders’ equity	$36,073	$34,835	$32,435

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